EXHIBIT 99.1

Terra Tech Corp Reports Record Revenues for Year End 2015

41% revenue growth year-over-year for full year 2015

44% revenue growth quarter-over-quarter for Q4 2015

NEWPORT BEACH, CA – March 29, 2016 – Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically integrated cannabis-focused agriculture company, today announced its financial results for the year ending December 31, 2015.

Financial Highlights for Full Year 2015

•

Total revenues generated for the quarter ended December 31, 2015 were approximately $2.17 million, an increase of 44% from $1.5 million in the same period in 2014; total revenues for the full year 2015 were $9.98 million, an increase of 40.6% from $7.09 million in the year ended December 31, 2014.

•

Gross margin for the year ended December 31, 2015 amounted to approximately 10.2%, compared to approximately 2.2% for the year ended December 31, 2014. This increase is attributed to improved margins from Edible Garden and the sales generated from IVXX from the sale of its cannabis products.

•

Selling, general and administrative expenses for the year ended December 31, 2015 amounted to approximately $9.83 million, a decrease of approximately 46.4% compared to approximately $18.34 million for the year ended December 31, 2014.

•

The net loss for the year ended December 31, 2015 was approximately $9.23 million or ($0.04) per share compared to a loss of approximately $21.89 million or ($0.13) per share for the year ended December 31, 2014, a decrease of approximately $12.66 million. The improvement in net loss is primarily attributable to an increase in revenue, a decrease in cost of goods sold, and a decrease in expenses.

•

Stockholders' equity for the year ended December 31, 2015 amounted to approximately $6.34 million, an increase of approximately $5.06 million compared to approximately $1.28 million as of December 31, 2014.

•	Debt as of December 31, 2015 amounted to approximately $917,000, a decrease of approximately $3.7 million compared to approximately $4.62 million as of December 31, 2014.

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Operational Highlights for Full Year 2015

•	Edible Garden Updates:

o	Increased number of Edible Garden retailers from 1,200 on December 31, 2014 to 1,800 on December 31 2015;
o	Received a Global Food Safety Initiative (GFSI) certification for Edible Garden's flagship New Jersey hydroponic farm;
o	Completed Edible Garden's new greenhouse facility with high-tech Dutch movable table hydroponic equipment, leading to improved margins at Edible Garden;
o	Awarded a cash grant of $300,000 from New Jersey's Clean Energy Pay for Performance Program;

•	Cannabis Segment Updates:

o

Introduced IVXX, the Company's proprietary brand of premium cannabis products, to 60 medical cannabis collectives located in Orange and San Bernardino Counties, California, as well as seven additional medical cannabis collectives located in and around Los Angeles, North Hollywood, Studio City and Sacramento, California, making Terra Tech one of the largest medical cannabis suppliers within the state.

o

Signed an exclusive agreement with a large distributor based in Southern California that specializes in the placement of medical cannabis infused products and concentrates, expanding IVXX's distribution reach.

o

Received approvals from the State of Nevada for four dispensary provisional certificates, two cultivation provisional certificates and two production provisional certificates spanning both Northern and Southern Nevada.

o

Subsequent event:on January 12, 2016, Terra Tech Corp. announced a definitive merger agreement under which Terra Tech will acquire 100% of the outstanding shares of Black Oak Gallery, DBA: Blum Oakland, an established retail medical cannabis dispensary in Oakland, CA.

•	Miscellaneous Operational Updates:

o	Strengthened its corporate governance program through the establishment of the Audit Committee, Compensation Committee and Governance and Nominating Committee.

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"After a year of progress in the cannabis industry, including the implementation of California's Marijuana Regulation and Safety Act, we entered 2016 with continued optimism about what the future holds for Terra Tech," commented Derek Peterson, CEO of Terra Tech Corp. "During 2015 we took a number of important steps to position the Company for growth as the industry continues to reduce barriers to the supply of medical cannabis. In particular, we launched IVXX, our proprietary medical cannabis brand, which positions Terra Tech as a leading provider of high quality cannabis products and propelled us to the forefront of innovation in the industry. The launch of IVXX is particularly exciting for the Company given the rate of growth that we are seeing in the medical cannabis markets and the rapidly evolving regulatory landscape, which is becoming increasingly friendly to patients looking to alleviate their symptoms with responsible use of medical cannabis products. Although we are in the early days of marketing IVXX products, we are encouraged by the traction generated to date and are pleased to report that IVXX-branded products are now being sold in approximately 200 dispensaries across California and Nevada."

"We also recently announced the pending acquisition of Blum Oakland, a medical cannabis dispensary in California, which will expand our reach into retail. Now that we touch every phase in the cannabis life cycle we are confident that we have a strong platform to rapidly expand our commercialization efforts and establish the IVXX brand as a market leader. As part of our strategy to expand our retail presence, in 2015 we secured eight permits to open Blum cannabis dispensaries in Nevada, the first of which is due to open next month. By expanding into Nevada we are opening up our total addressable market significantly as Nevada is the only state to recognize the patient-status of non-residents."

"Edible Garden also saw improved results and its organic products are now sold in 1800 retailers across 18 states. We worked to expand our selection of organic produce during the year and to gain recognition as providers of high quality produce. We have been granted the Global Food Safety Initiative (GFSI) certification, among other certifications, as evidence of the quality of our products. Our initiatives to grow the Edible Garden business led to a 30% increase in sales in this segment, year over year."

"We intend to continue reinvesting in our business throughout 2016 to build out our retail presence and expand our proprietary line of cannabis products. We ended the year on with a strong financial position as revenues grew 41% year over year, driven by successes in both our Edible Garden and Cannabis Products segments. SG&A fell significantly compared to 2014 as we streamlined costs and improved efficiencies. Furthermore, our short-term debt fell significantly, from approximately $4.6 million at the end of 2014 to $917,000 on December 31, 2015. We are greatly encouraged by the achievements of 2015 which we believe provide a solid foundation from which to fuel future growth," concluded Mr. Peterson.

2016 Guidance

Revenue guidance for the full year 2016 is $20 - $22 million. The predicted increase in year-over-year revenue is expected to be driven largely by sales from the Company's pending acquisition, Blum Oakland, an established retail medical cannabis dispensary in Oakland, CA, as well as continued growth of the IVXX brand throughout the California and Nevada markets.

Conference Call

The company will also host a conference call today, Tuesday, March 29, 2016 at 4:30 PM Eastern Time.

Dial-In Number:

1-857-232-0157

Access Code:

422095

For those unable to participate in the live conference call, a replay will be available at http://www.smallcapvoice.com/trtc/. An archived version of the webcast will also be available on the investor relations section of the company's website.

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About Terra Tech

Terra Tech Corp. (TRTC) through its wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies. The company integrates best-of-breed hydroponic equipment with proprietary software and hardware to provide sustainable solutions for indoor agriculture enterprises and home practitioners. Our complete product line is available at specialty retailers throughout the United States, and via our website. Through its wholly-owned subsidiary Edible Garden, Terra Tech cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as Shoprite, Walmart, Krogers and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. MediFarm LLC is focused on medical cannabis businesses throughout Nevada. IVXX LLC is a wholly owned subsidiary that produces medical cannabis extracted products for regulated medical cannabis dispensaries throughout California.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

Follow us on Instagram @socal_IVXX

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) ability to consummate its prospective merger with Blum Oakland ("Blum") and integrate Blum into the operations of Terra Tech Corp., (ii) product demand, market and customer acceptance of its products, (iii) ability to obtain financing to expand its operations, (iv) ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) ability to conduct operations if there are changes in laws, regulations or government policies related to cannabis, (vii) ability to conduct operations if disease, insects or mites affect Terra Tech Corp.'s products and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

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TERRA TECH CORP.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2015	2014

Total Revenues	$9,975,346	$7,094,270
Cost of Goods Sold	8,958,475	6,941,278
	1,016,871	152,992
Selling, general and administrative expenses	9,833,646	18,341,247
Loss from operations	(8,816,775)	(18,188,255)

Other Income (Expenses):
Amortization of debt discount	(696,180)	-
Loss on extinguishment of debt	(619,444)	-
Loss from derivatives issued with debt greater than debt carrying value	(561,000)	(4,808,000)
Gain (Loss) on fair market valuation of derivatives	1,800,100	1,912,037
Interest Expense	(469,576)	(1,096,324)
Total Other Income (Expense)	(546,100)	(3,992,287)

Loss before Provision of Income Taxes	(9,362,875)	(22,180,542)
Provision for income taxes	44,000	-
Net Loss	(9,406,875)	(22,180,542)
Net Loss attributable to non-controlling interest	181,295	291,330
Net Loss attributable to Terra Tech Corp.	$(9,225,580)	$(21,889,212)

Net Loss per Common Share attributable to Terra Tech Corp.
common stockholders - Basic and Dilutes	$(0.04)	$(0.13)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	240,194,811	174,297,430

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TERRA TECH CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2015	2014
Assets
Current Assets:
Cash	$418,082	$846,650
Accounts receivable, net	741,844	417,463
Prepaid expenses	147,230	82,200
Inventory	949,448	670,180
Total Current Assets	2,256,604	2,016,493

Property, equipment and leasehold improvements, net	6,694,975	5,446,743
Intangible assets, net	118,932	161,412
Deposits	94,528	94,578
Total Assets	$9,165,039	$7,719,226

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$1,119,459	$573,721
Derivative liability	743,400	1,253,000
Short-term debt	917,363	4,615,547
Total Current Liabilities	2,780,222	6,442,268

Long Term Liabilities
Deferred tax liability, net	44,000	-
Total Long Term Liabilities	44,000	-

Commitment and Contingencies

Stockholders' Equity
Preferred stock, Convertible Series A, Par value $0.001;
authorized and issued 100 shares as of December 31, 2015
and 2014, respectively	-	-
Preferred stock, Convertible Series B, Par value $0.001;
authorized 24,999,900 shares; issued and outstanding
16,300,000 and 15,500,000 shares as of December 31, 2015
and 2014, respectively	16,300	15,500
Common stock, Par value $0.001; authorized 350,000,000
shares; issued 303,023,744 and 197,532,892 shares as
of December 31, 2015 and 2014, respectively	303,024	197,533
Additional paid-in capital	51,843,071	38,081,784
Accumulated Deficit	(45,952,109)	(36,726,529)
Total Terra Tech Corp. stockholders' equity	6,210,286	1,568,288

Non-controlling interest	130,531	(291,330)
Total Stockholders' Equity	6,340,817	1,276,958

Total Liabilities and Stockholders' Equity	$9,165,039	$7,719,226

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